AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 dated as of May , 2007 (the "Amendment") to the Deposit Agreement dated as of December 1, 1993, as amended as of July 2, 2001 (as so amended, the "Deposit Agreement"), among Peugeot S.A. and its successors (the "Company"), incorporated under the laws of The Republic of France, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts ("Receipts") issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

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ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF Receipt

SECTION 2.01.  All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02. All references in the Deposit Agreement to the Depositary or Morgan Guaranty Trust Company of New York shall be deemed references to JPMorgan Chase Bank, N.A.

SECTION 2.03. The addresses of the Depositary set forth in Section 7.05(b) of the Deposit Agreement is amended to read as follows:

(a)	JPMorgan Chase Bank, N.A.
Four New York Plaza
New York, New York 10004
Attention: ADR Administration
Fax: (212) 623-0079

SECTION 2.04.   References in the Receipt to "Morgan Guaranty Trust Company of New York, a New York Corporation" are replaced with "JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States of America".

SECTION 2.05. The last sentence of paragraph (11) of the form of Receipt is amended to read as follows:

Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

SECTION 2.06. Section 4.07 of the Deposit Agreement and Paragraph (14) of the form of Receipt are each amended to read as follows:

Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of French law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy (such as a “procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code) to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities, any applicable provisions of French law and the statuts of the Company to vote or cause to be voted the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

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There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

According to French company law, voting rights may not be exercised in respect of fractional shares.

Under French company law, shareholders at ordinary and extraordinary shareholders' meetings may, subject to certain conditions, modify the resolutions presented by the Board of Directors to the shareholders for their approval. In such case, Holders who have given a discretionary proxy (“procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code)  to vote on such resolutions shall be deemed to have given instructions to vote against the revised resolutions; provided, however, that in the event such revised resolutions have been approved by the Board of Directors of the Company, Holders who have provided a discretionary proxy shall be deemed to have given instructions to vote in favor of such revised resolutions approved by the Board of Directors.

The Depositary and the Company may revise the voting procedures set forth in this [Section 4.07][paragraph (14)] as they deem necessary or advisable in order to comply with applicable law, the statuts of the Company or market practice. Notice of such revised procedures shall be provided in any distribution to Holders provided for above and shall not be considered an amendment to the Deposit Agreement or the Receipts.

SECTION 2.07. The form of Receipt, reflecting the amendments set forth herein and some clarifying amendments thereto is amended and restated to read as set forth as Exhibit A hereto.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and the Form F-6 as executed and delivered by the Company in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in The Republic of France, neither of such agreements need to be filed or recorded with any court or other authority in The Republic of France, nor does any stamp or similar tax need to be paid in The Republic of France on or in respect of such agreements; and

(c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of the date hereof (the "Effective Date").

SECTION 4.02. Indemnification. The parties hereto shall be entitled to all of the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

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SECTION 4.03. Governing Law; Jurisdiction. The Deposit Agreement, the Amendment and the Receipts as amended hereby shall be governed by and construed in accordance with the laws of the State of New York. Any dispute, legal suit, action or proceeding arising out of or based upon the Deposit Agreement (as amended by the Amendment) or the transactions contemplated thereby shall be submitted to the exclusive jurisdiction of the Courts of New York, New York.

SECTION 4.04. Outstanding Receipts. Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above and all Holders shall become parties hereto by holding ADSs as of the Effective Date.

PEUGEOT S.A.

By:____________________________ Name: Christian STREIFF
Title: Chairman of the Managing Board

JPMORGAN CHASE BANK, N.A.

By:____________________________ Name:
Title:

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EXHIBIT A

ANNEXED TO AND INCORPORATED IN
AMENDMENT TO DEPOSIT AGREEMENT
____	No. of ADSs:
Number

Each ADS represents
One Share

CUSIP:
AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES, NOMINAL VALUE 1 EURO SHARE

of

PEUGEOT S.A.

(Incorporated under the laws of the Republic of France)

AMERICAN DEPOSITARY SHARES WILL ONLY REPRESENT SHARES IN BEARER FORM. THEREFORE, HOLDERS OF AMERICAN DEPOSITARY RECEIPTS EVIDENCING AMERICAN DEPOSITARY SHARES WILL NOT BE ENTITLED TO ANY DOUBLE VOTING RIGHTS THAT APPLY TO HOLDERS OF SHARES IN REGISTERED FORM. SEE PARAGRAPH (14).

No. _______________________

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary (the “Depositary”), hereby certifies that _____________ is the owner of _________ American Depositary Shares, representing deposited ordinary shares, nominal value 1 Euro per share, including rights to receive such ordinary shares (“Shares”) of PEUGEOT S.A., a corporation organized under the laws of the Republic of France (the “Company”). At the date hereof, each American Depositary Share represents one Share deposited under the Deposit Agreement (hereinafter defined) at the Paris office of BNP Paribas as Custodian (the “Custodian”). Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.

(1) The Deposit Agreement. This American Depositary Receipt is one of the receipts (the “Receipts”) executed and delivered pursuant to the Deposit Agreement dated as of December 1, 1993 (as amended from time to time, the “Deposit Agreement”) by and among the Company, the Depositary and all registered holders (“Holders”) from time to time of Receipts, each of whom by accepting a Receipt becomes a party thereto, bound by all applicable terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, the “Deposited Securities”). Copies of the Deposit Agreement and of the Company’s provisions of or governing Deposited Securities are on file at the Depositary’s Office, the office of the Custodian and at any other designated transfer office. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions thereof. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

(2) Withdrawal of Deposited Securities. Upon surrender of this Receipt, payment of the fee of the Depositary provided for in paragraph (8) of this Receipt at the Depositary’s Office or at such other offices as it may designate and receipt by the Depositary of written instructions of the Holder to the Depositary requesting withdrawal of the Deposited Securities represented by the surrendered American Depositary Shares (“Withdrawal Instructions”), and subject to the terms and conditions of the Deposit Agreement, such Holder shall be entitled to electronic delivery of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt to an account in the name of such Holder or such person as shall be designated by such Holder maintained by an accredited financial institution on behalf of such Holder or person. Withdrawal Instructions shall be given by letter or, at the request, risk and expense of the Holder or such person, by cable, telex or facsimile transmission.

Thereupon, subject to paragraphs (4) and (5) and to the other terms and conditions of the Deposit Agreement, the Statuts of the Company and the provisions of or governing the Deposited Securities now or hereafter in effect, the Depositary shall direct the Custodian to effect the transfer of the amount of Deposited Securities represented by the American Depositary Shares, except that the Depositary may make delivery to such person or persons at the Depositary’s Office of any dividends or distributions with respect to the Deposited Securities represented by the American Depositary Shares, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.

To the extent such electronic delivery is impossible or impractical and certificated Shares are available, then at the request, risk and expense of any Holder so surrendering American Depositary Shares, and for the account of such Holder, the Depositary shall direct the Custodian to forward a certificate or certificates and other proper documents of title, if any, for the Deposited Securities to the Depositary for delivery at the Depositary’s Office. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

Neither the Depositary nor the Custodian shall deliver Deposited Securities to any person except pursuant to this paragraph (2) or paragraphs (12), (15), (17), (19), (20) or (21). Notwithstanding any provision of the Deposit Agreement or this Receipt, the Depositary may restrict the withdrawal of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) to Form F-6 (as such instruction may be amended from time to time) under the Securities Act of 1933.

(3) Transfers, Split-ups and Combinations. Subject to paragraph (4), this Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the Receipt Register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipt or Receipts surrendered.

(4) Certain Limitations. Prior to the execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, the Depositary, the Company or the Custodian may require: (a) payment of (i) any stock transfer or other tax or other governmental charge with respect thereto, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (8) of this Receipt; (b) the production of proof satisfactory to it of the identity and genuineness of any signature and of such other information (including without limitation information as to citizenship, residence, exchange control approval, or legal or beneficial ownership of any securities) as it may deem necessary or proper or as the Company may require; and (c) compliance with such regulations, if any, as the Depositary may establish consistent with the Deposit Agreement. The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Receipt Register or any register for Shares or other Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary or the Company. The Depositary may issue Receipts against rights to receive Shares from the Company or any agent of the Company recording Share ownership or transactions. Unless requested by the Company to cease doing so the Depositary may issue Receipts against other rights to receive Shares (each such issue being herein called a “Pre-release”), provided that (i) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (ii) the applicant for such Receipts represents in writing that it owns such Shares, was the beneficial owner prior to issuance of Receipts, has assigned all beneficial right, title and interest in such Shares to the Depositary for the benefit of Holders, and will hold such Shares for the account of the Depositary until delivery thereof to the Depositary upon the Depositary’s request, (iii) such transaction is terminable by the Depositary on not more than five business days’ notice and (iv) all such Receipts represent not more than 20% of Shares actually deposited and provided, further, that the Company shall give the Depositary not less than five business days’ notice of any request to the Depositary to cease Pre-release of Receipts. Such collateral referred to in clause (i) above but not the earnings thereon, shall be held for the benefit of the Holders and shall not, for the avoidance of doubt, constitute Deposited Securities held hereunder. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights to receive Shares, including without limitation earnings on the collateral securing such rights. The Depositary will execute and deliver Receipts only in accordance with Section 2.03 of the Deposit Agreement and paragraphs (3), (4), (12) and (15). The Depositary will not accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company’s compliance with securities laws in the United States.

(5) Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary. The Depositary may refuse, and the Company shall be under no obligation, to effect any registration of transfer of this Receipt or any split-up or combination hereof or any withdrawal of such Deposited Securities until such payment is made, and may withhold or deduct from any distributions on such Deposited Securities, or may sell for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such cash or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(6) Warranties by Depositor. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issue and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares presented for deposit are not, and Receipts issuable upon such deposit will not be “restricted securities” as such term is defined in Rule 144(a)(3) of the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

(7) Disclose of Interests. (a) To the extent that provisions of or governing any Deposited Securities may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary has agreed to use its reasonable efforts to comply with Company instructions as to Receipts in respect of any such enforcement or limitation and Holders and all persons taking and holding Receipts thereby agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary’s compliance with such Company instructions.

(b) Pursuant to Section 233-7 of the French Commercial Code, any person or entity that becomes the owner of more than one-twentieth, one-tenth, three twentieth, one-fifth, one fourth, one-third, one-half, two-thirds, eighteen twentieth or nineteen twentieth of the total number of Shares or voting rights (or Shares or voting rights assimilated thereto (which includes American Depositary Shares)), as discussed below in this paragraph (7), must so notify the Company within 5 calendar days and the Autorité des Marchés Financiers within five business days of acquiring such Shares or voting rights. A holder of Shares is also required to notify the Company and the Autorité des Marchés Financiers if the percentage of Shares or voting rights owned by such holder falls below the levels described in the previous sentence. In order to permit holders of Shares to give the notice required by law, the Company is obligated to file with the Bulletin des Annonces Légales Obligatoires (“BALO”) not later than 15 days after the Company’s annual ordinary general meeting, information with respect to the total number of votes available as of the date of such meeting. In addition, the company is required to file with the Autorité des Marchés Financiers and to publish in the BALO, monthly, a notification of the number of voting rights then available and the number of Shares, if these numbers have varied from those previously published. In order to facilitate compliance with these notification requirements, a Holder may deliver any such notification to the Depositary, with respect to Shares represented by American Depositary Shares, and the Depositary shall, as soon as practicable, forward such notification to the Company, the Autorité des Marchés Financiers and the BALO. It shall be the obligation of any Holder to comply with these notification requirements.

In the event that a holder of Shares or a Holder fails to comply with the requirements set forth in the preceding paragraph, such holder of Shares or Holder shall not be permitted, in accordance with, and subject to limitations provided under French law, to exercise voting rights with respect to any Shares or shares assimilated to Shares as to which any required disclosure (as set forth in the preceding paragraph) has not been made. Such disqualification shall automatically apply for a period of two years to Shares in excess of the applicable threshold. In addition, upon court order, such holder of Shares or Holder may be deprived or part of all of his voting rights for a period of time up to five years.

The provisions of this paragraph (7) relating to Shares or voting rights held by a person or an entity also apply to Shares or voting rights assimilated to such Shares or such voting rights as set forth under French law, i.e., (i) Shares or voting rights held by another person or entity on behalf of such person or entity, (ii) Shares or voting rights held by any company which is directly or indirectly controlled by such person or entity, (iii) Shares or voting rights held by a third party acting in concert with such person or entity, or (iv) Shares or voting rights that such person or entity, or any person or entity referred to in (i), (ii), or (iii) above, is entitled to acquire at its sole option by virtue of an agreement.

In addition to the statutory notification obligation pertaining to shareholdings in a company, the Company’s Bylaws provide that any individual or legal entity who possesses, directly or indirect, a number of Shares representing more than 2% of the Company’s capital must notify the Company within five calendar days following the registration of these said Shares in the share account, of the total number of Shares held by such individual or entity, and this notification must be made each time an additional 1% threshold is passed. This notification obligation applies even beyond the first statutory threshold of 5%. Holders of Receipts representing such percentages of Shares must so notify the Company within five calendar days of the deposit of Shares that causes their ownership to reach such percentage. At the request of holders of Shares or Holders holding at least 5% of the Company’s capital, those Shares exceeding the fraction that should have been notified to the Company within the context of the notification of the above-mentioned thresholds, shall be deprived of voting rights until the expiration of a two-year period following the date of rectifying the failure to notify.

(8) Charges of Depositary. The Depositary will charge each person to whom Receipts (including Receipts issued through the Direct Registration System) are delivered against deposits of Shares, and each person surrendering Receipts (including Receipts issued through the Direct Registration System), U.S. $5.00 for each 100 American Depositary Shares (or portion thereof) evidenced by the Receipts delivered or surrendered. The Company will pay all other charges and expenses of the Depositary and those of any Receipt registrar, co-transfer agent, co-registrar and any other agent of the Depositary (except the Custodian), except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing Shares or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfers of deposited Shares and other Deposited Securities on any applicable register in the name of the Custodian or its nominee in connection with the deposit of Shares or in the name of such person as a Holder may direct in connection with any withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees payable by such persons or Holders in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency, (v) taxes or other fees if any, of the Paris Stock Exchange or any other exchange on which the Shares are traded, including without limitation “impot de Bourse”. The provisions in respect of these charges may be changed in the manner indicated in paragraph (20).

(9) Title to Receipts. Title to this Receipt (and to the Deposited Securities represented by the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the register maintained by the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

(10) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

(11) Available Information. The Company furnishes the Securities and Exchange Commission with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Securities Exchange Act of 1934. Such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement at 100 F Street, N.E., Washington, D.C. 20549.

Dated:

JPMORGAN CHASE BANK, N.A.,
as Depositary

By . . . . . . . . . . . . . . . . . . . . . .
Authorized Officer

The address of the Depositary’s Office is 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(12) Distributions Upon Deposited Securities. Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, subject to the Deposit Agreement, distribute as soon as practicable the amount thus received, by checks drawn on a bank in the United States, to the Holders on the record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of the Deposited Securities being not entitled, by reason of its date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) required to be withheld by the Company, the Custodian or the Depositary on account of taxes or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars. Cash distributions and cash proceeds from sales of non-cash distributions in foreign currency will be converted, as promptly as practicable, by sale or such other manner as the Depositary may determine into U.S. dollars (net of the Depositary’s reasonable and customary charges and expenses in effecting such conversion) before distribution to Holders. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary may, after consultation with the Company, in its discretion make such conversion and distribution in U.S. dollars to the extent reasonable and permissible to the Holders entitled thereto and may distribute the balance in foreign currency to the Holders entitled thereto or hold such balance or all such foreign currency for the Holders entitled thereto (without liability for interest thereon). If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may or shall if the Company shall so request, subject to the Deposit Agreement, distribute to the Holders, on a record date fixed pursuant to paragraph (13) of this Receipt, of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of Depositary Shares representing the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution received in cash. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities. In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities an option to elect to receive dividends in fully paid Shares instead of cash, the Depositary and the Company agree to consult to determine whether such option will be made available to the Holders of Receipts and, if such option is to be made available to Holders, the procedures to be followed. If the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary shall, after consultation with the Company, have discretion as to whether and how such rights are to be made available to the Holders; provided that the Depositary will, if requested by the Company, either (y) make such rights available to Holders by means of warrants or otherwise, if lawful and reasonable, or (z) if making such rights available is not lawful or not feasible, or if such rights or warrants are not exercised and appear to be about to lapse, the warrants at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto as in the case of a distribution received in cash. The Depositary will distribute to Holders, on the record date fixed pursuant to paragraph (13) of this Receipt, any distribution on Deposited Securities other than cash, Shares or rights in any manner that the Depositary deems equitable and practicable; provided if in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash and the balance of any such property after deduction of any related expenses of the Depositary and any such taxes or governmental charges. To the extent such securities or property or the net proceeds thereof is not effectively distributed to Holders as provided in this paragraph (12), the same shall constitute Deposited Securities and each American Depositary Share shall thereafter also represent its proportionate interest in such securities, property or net proceeds. The Depositary need not distribute securities, Receipts or rights unless the Company furnishes certain evidence or opinions in respect of United States securities laws (which the Company has no obligation to do).

(13) Record Dates. Whenever any dividend or distribution (including any distribution of rights) is being made upon any Deposited Securities or whenever, for any reason, any change in the number of Shares represented by each American Depositary Share or any exchange of Receipts for other Receipts or other depositary receipts is effected, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in respect of any matter, the Depositary shall fix a record date (which shall be the same date as the corresponding record date set by the Company or, if different from the record date set by the Company, shall be set after consultation with the Company and shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders of Receipts evidencing the American Depositary Shares representing such Deposited Securities who shall be entitled to receive or be affected by such dividend, distribution or the net proceeds of the sale thereof or any charge or fee provided for herein, or in respect of such changed number of Shares represented by an American Depositary Share, exchange of Receipts or other matter, or to give instructions for the exercise of voting rights at any such meeting or to act in respect of such other matter. Subject to the Deposit Agreement, only such Holders at the close of business (New York time) on such record date shall be entitled to receive or be affected by any such dividend, distribution, proceeds, charge, change, exchange or other matter to give such voting instructions.

(14) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of French law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy (such as a “procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code) to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities, any applicable provisions of French law and the statuts of the Company to vote or cause to be voted the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

According to French company law, voting rights may not be exercised in respect of fractional shares.

Under French company law, shareholders at ordinary and extraordinary shareholders' meetings may, subject to certain conditions, modify the resolutions presented by the Board of Directors to the shareholders for their approval. In such case, Holders who have given a discretionary proxy (“procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code)  to vote on such resolutions shall be deemed to have given instructions to vote against the revised resolutions; provided, however, that in the event such revised resolutions have been approved by the Board of Directors of the Company, Holders who have provided a discretionary proxy shall be deemed to have given instructions to vote in favor of such revised resolutions approved by the Board of Directors.

The Depositary and the Company may revise the voting procedures set forth in this paragraph (14) as they deem necessary or advisable in order to comply with applicable law, the statuts of the Company or market practice. Notice of such revised procedures shall be provided in any distribution to Holders provided for above and shall not be considered an amendment to the Deposit Agreement or the Receipts.

(15) Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary in exchange for, or in conversion, replacement or otherwise in respect of, Deposited Securities shall be treated as Deposited Securities under the Deposit Agreement; and, the Depositary may with the Company’s approval, and shall if the Company shall so request, execute and deliver additional Receipts in respect of such securities as in the case of a dividend of Shares or call for the surrender of outstanding Receipts to be exchanged for new Receipts, reflecting such securities, and to the extent that such additional or new Receipts are not delivered this Receipt shall thenceforth evidence American Depositary Shares representing the right to receive the Deposited Securities including the securities so received.

(16) Reports; Inspection of Register. The Depositary will make available for inspection by Holders at the Depositary’s Office, at the office of the Custodian and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or other nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of Deposited Securities by the Company. The Depositary will also mail or make available to Holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep, at its transfer office in the Borough of Manhattan, The City of New York, a Receipt Register for the registration of Receipts and their transfer that at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(17) Withholding. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary will forward to the Company such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders. Notwithstanding any other provisions of the Deposit Agreement, if the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax or governmental charges that the Depositary or the Custodian is obligated to withhold, the Depositary may, after consultation with the Company, dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or governmental charges, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the Holders entitled thereto as in the case of a distribution in cash pursuant to paragraph (12) of this Receipt.

Without limitation of the foregoing provisions of this paragraph (17), the Company or its agents will provide forms and instructions to the Depositary to enable Holders withholding tax on dividends and any avoir fiscal payment or other payment in accordance with procedures established by the French Treasury, and the Depositary will (i) distribute such forms and information to Holders, (ii) receive completed forms returned to the Depositary by such Holders, (iii) certify such forms as may be required by relevant procedures, (iv) file such forms with the French paying agent or French tax authorities, as appropriate, indicated in such instructions, (v) use its best efforts to follow such other instructions as they relate to procedures established by the French Treasury to enable eligible Holders to make such recoveries and (vi) receive and distribute to eligible Holders any recovery.

(18) Liability of the Company and the Depositary. Neither the Depositary, its agents nor the Company shall incur any liability if, by reason of any present or future law, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control, the Depositary, its agents or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed. Each of the Company, the Depositary and its agents assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without gross negligence or bad faith. Neither the Depositary, its agents nor the Company will be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required or (b) liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon the written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote provided that any such action or inaction is in good faith. Subject to the Statuts of the Company and the Deposit Agreement, the Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company has agreed to indemnify the Depositary, the Custodian, any Receipt registrar, co-transfer agent, co-registrar or other agent of the Depositary appointed under the Deposit Agreement (the “Indemnified Persons”) against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise (a) out of acts performed or omitted in connection with the Deposit Agreement and the Receipts, (i) by any Indemnified Person, except to the extent that any such loss, liability or expense is due to the negligence or bad faith or breach of the Deposit Agreement by such Indemnified Person, or (ii) by the Company or any of its agents , or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares or any other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability or expense (including reasonable fees and expenses of counsel) arises out of information (or omissions from such information) relating to such Indemnified Person, furnished in writing to the Company by such Indemnified Person expressly for use in a registration statement under the Securities Act of 1933. Each Indemnified Person shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in connection with the Deposit Agreement and the Receipts due to (i) the negligence or bad faith of such Indemnified Person, (ii) breach of the Deposit Agreement or (iii) the issuance of Receipts against the deposit of other rights to receive Shares pursuant to paragraph (4) of this Receipt. Any person seeking indemnification under the Deposit Agreement shall notify the person from whom it is seeking indemnification of the commencement of any indemnifiable action or claim promptly after such party becomes aware of such commencement and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action of claim. No person seeking indemnification under the Deposit Agreement shall compromise or settle an action or claim without consent in writing of the person whom from it is seeking indemnification, which consent may not be unreasonably withheld.

(19) Registration and Removal of Depositary; the Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company or be removed by the Company by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement. The Depositary may, upon written request or written approval of the Company, at any time appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(20) Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may be amended by agreement between the Company and the Depositary. Any amendment that shall impose or increase any fees or charges (other than the fees and charges listed in clauses (i) though (iv) of paragraph (8)) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders. Every Holder at the expiration of such 30 days shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

(21) Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, provided that no successor depositary shall within such 90 days have been appointed and accepted its appointment within such 90 days. Such termination is to become effective by the Depositary mailing notice of such termination to Holders of all Receipts then outstanding at least thirty (30) days prior to the date fixed in such notice of termination. After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of Receipts not theretofore surrendered.